SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[  Amendment No. __  ]

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Internet Capital Group

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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INTERNET CAPITAL GROUP, INC.

Notice of Annual Meeting of Stockholders

Building 600

435 Devon Park Drive
Wayne, Pennsylvania 19087
Phone: (610) 989-0111
Fax: (610) 989-0112

Dear Internet Capital Group Stockholder:

You are invited to attend the Internet Capital Group, Inc. 2002 Annual Meeting of Stockholders.

Date:   June 25, 2002

Time:   10:00 a.m.

Place:	The Desmond Great Valley
One Liberty Boulevard
Malvern, Pennsylvania 19355

Only stockholders who owned stock at the close of business on April 26, 2002 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class III directors, each for a term of three years and until their respective successors have been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002; and

(3)	to transact any other business that may properly come before the meeting.

For those of you who are unable to attend the meeting in person, we invite you to listen over the Internet through our website at http://www.internetcapital.com/investors/.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

/s/ Henry N. Nassau

Henry N. Nassau	April 29, 2002
Secretary

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about May 6, 2002, to owners of shares of Internet Capital Group, Inc. (the “Company”) Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2002 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of Common Stock, many of whom live throughout the United States of America and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Internet Capital Group, Inc.

Building 600
435 Devon Park Drive
Wayne, Pennsylvania 19087

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors.

Who can vote? Stockholders as of the close of business on April 26, 2002 are entitled to vote. On that day, about 287,319,378 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania beginning June 10, 2002. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the board recommend I vote? The board recommends a vote FOR each board nominee and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors.

What shares are included in the proxy card? Each proxy card you receive represents all the shares of Common Stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

How do I vote by proxy? There are three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the pre-paid envelope provided. You do not need to return the proxy card if you vote via the Internet or by telephone.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by Nasdaq. Both matters described in this proxy statement are deemed routine by Nasdaq. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Because Item 2 must be approved by a majority of the votes cast, abstentions will have the same effect as a vote against this proposal. Because directors are elected by a plurality of the votes cast, abstentions will have no effect on the election of directors.

Who will count the vote? The Company’s Transfer Agent and Registrar, Mellon Investor Services LLC, will tally the vote.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. The Company has also hired D.F. King & Co., Inc., a proxy solicitation firm, for a fee of $9,000 plus expenses. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company’s stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, we invite you to listen to the meeting over the Internet through our website at http://www.internetcapital.com/investors/. Please go to our website approximately fifteen minutes early to register and download any necessary audio software. If you do not attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws (the “By-Laws”), the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors. The Board of Directors held nine meetings in 2001. Each of the incumbent directors attended at least 75% of the Board of Directors meetings and committee meetings to which the director was assigned.

Committees of the Board of Directors. The Board of Directors has established three standing committees.

Acquisition Committee — The Acquisition Committee reviews and approves any acquisition where (a) the consideration for that transaction exceeds $5 million but is equal to or less than $15 million or (b) the aggregate consideration for transactions funded in the calendar quarter with consideration equal to or less than $15 million has exceeded $25 million but is equal to or less than $60 million. The Acquisition Committee did not hold any meetings during 2001 but did act by unanimous written consent. The current members of the Acquisition Committee are Messrs. Buckley, Gerrity and Keith.

Audit Committee — The Audit Committee monitors the Company’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually recommends independent auditors for appointment by the Board and ratification by stockholders, reviews the performance of the independent auditors and the terms of their engagement and exercises oversight of their activities. It serves as an independent and objective party to monitor the Company’s financial reporting process and internal control systems, along with reviewing and appraising the audit efforts of the Company’s independent auditors. It also provides an open avenue of communication among the independent auditors, financial and senior management and the Board. The Audit Committee held seven meetings during 2001. The current members of the Audit Committee are Messrs. Berkman, Gerrity and Zisman. Messrs. Berkman, Gerrity and Zisman are “independent” as defined by applicable Nasdaq rules.

Compensation Committee — The Compensation Committee reviews and approves the total compensation package for all executive officers, including the grant of stock options and other long-term incentives under the Company’s Membership Profit Interest Plan and 1999 Equity Compensation Plan. The Compensation Committee annually reviews the total compensation package of each executive officer and approves the general compensation policy and practice for all other employees. The Committee also evaluates the performance of the Chief Executive Officer against pre-established criteria and it reviews with the Chief Executive Officer the performance of the executive officers who report to the Chief Executive Officer. The Compensation Committee held six meetings during 2001. The current members of the Compensation Committee are Messrs. Gerrity and Keith.

Director Compensation. Directors do not receive cash compensation for their services as directors; however, they are reimbursed for the expenses they incur in attending meetings of the Board of Directors or board committees. Non-employee directors of the Company are awarded options to purchase Common Stock under the 1999 Equity Compensation Plan. In 2001, the Compensation Committee reviewed competitive practices for stock option grants to directors in connection with its efforts to identify new directors. In order to attract and retain directors for the Company who possess the experience, talents, skills and leadership to guide the Company in its goal to deliver exceptional stockholder value, the Compensation Committee determined that a modification in the stock option grants to directors was necessary. In

2001, the Compensation Committee recommended, and the Board of Directors approved, modifications to the 1999 Equity Compensation Plan to provide non-employee directors an initial stock option grant of 300,000 shares that vest over four years and have an exercise price equal to the market value of the Common Stock on the date of grant and to provide on-going directors an annual grant of 75,000 shares that vest after one year at an exercise price equal to the market value of the Common Stock on the date of grant. The term of each such option is eight years.

During 2001, the Compensation Committee granted stock options to directors in accordance with previous policy. The Compensation Committee also granted additional stock options in 2001 in order to bring total stock option grants in 2001 up to the levels approved by the Board of Directors and described above. In sum, the Compensation Committee granted stock options to directors in 2001 as follows: Mr. Berkman, 200,000 priced at $4.0312 on January 5, 2001, and 100,000 priced at $0.54 on September 14, 2001; Mr. Keith, 94,000 priced at $4.0312 on January 5, 2001, 106,000 priced at $1.40 on July 25, 2001, and 100,000 priced at $0.54 on September 14, 2001; Mr. Musser, 200,000 priced at $1.40 on July 25, 2001, and 100,000 priced at $0.54 on September 14, 2001; and Dr. Zisman, 200,000 priced at $1.85 on June 14, 2001, and 100,000 priced at $0.54 on September 14, 2001. In light of the previous grant of 400,000 stock options to Dr. Gerrity, Dr. Gerrity was not granted 300,000 stock options in 2001 but was granted the following stock options: 40,000 priced at $4.0312 on January 5, 2001, and 55,000 priced at $0.54 on September 14, 2001.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

Under the rules of the Securities and Exchange Commission, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the 2003 Annual Meeting of Stockholders must submit the proposal so that the Secretary of the Company receives it no later than January 6, 2003. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s By-Laws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Secretary of the Company receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided; however, that in the event that the date of the meeting is advanced by more than 20 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the 10th day following the date on which public announcement of the date of such meeting was made. The Company’s By-Laws set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

The Company’s By-Laws provide that the Company’s business shall be managed by a Board of Directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board of Directors from time to time. The By-Laws also divide the Company’s Board of Directors into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified. There are currently two Class I directors, two Class II directors and three Class III directors.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the three Class III directors, Walter W. Buckley, III, Kenneth A. Fox and Michael D. Zisman, will expire at the Annual Meeting. The other four directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws.

At the Annual Meeting, three Class III directors are to be elected. All of the director nominees are currently directors of the Company. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. The directors will be elected to serve for three-year terms and until their successors have been elected and have qualified. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee and any substitute nominee(s) designated by the Board of Directors. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for Class III director and each Class I and Class II director.

Nominees For Class III Directors

Walter W. Buckley, III. Mr. Buckley is a co-founder of the Company and has been the Chief Executive Officer and a director of the Company since its inception in March 1996 and, since December 2001, has been the Chairman of the Board of the Company. Prior to co-founding the Company, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics’ investments and was responsible for developing and executing Safeguard Scientifics’ multimedia and Internet investment strategies. Mr. Buckley serves as a director of eCredit.com, Inc., ICG Commerce Holdings, Inc., Logistics.com, Inc., OneCoast Network Holdings, Inc., Safeguard Scientifics, Inc. and Verticalnet, Inc. Age: 42.

Kenneth A. Fox. Mr. Fox is a co-founder of the Company and has served as a Managing Director of the Company since its inception in March 1996. Mr. Fox has also served as a director of the Company since February 1999. Prior to co-founding the Company, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc. and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. In this capacity, Mr. Fox led the development of and managed the West Coast operations for these companies. Mr. Fox serves as a director of Onvia.com, Inc. Age: 31.

Dr. Michael D. Zisman. Dr. Zisman has served as a director of the Company since June 2001. Dr. Zisman is General Manager of Storage Software for the IBM Storage Systems Group. He was formerly Vice President of Emerging Business Development, reporting to the IBM Vice Chairman. In that role, he worked extensively with the Storage Systems Group to define a software strategy. From 1995 to 2000, Dr. Zisman was in the IBM Software Group. From 1997 through 2000 he led IBM’s entry into the knowledge management market and distributed learning market. In 1995 and 1996, Dr. Zisman was CEO of Lotus Development Corporation. Prior to becoming CEO of Lotus, he was Senior Vice President of the Lotus Communications Products Group. Dr. Zisman has served on the IBM Worldwide Management Council and the IBM Corporate Technology Council. Dr. Zisman joined Lotus in 1994 after the acquisition by Lotus of Soft-Switch, Inc., a software firm that he founded in 1979 and headed until its acquisition by Lotus. Soft-Switch was the leading supplier of software and systems products to interconnect the wide range of electronic mail systems that were popular in the 1980s. Prior to founding Soft-Switch, he was a member of the faculty at the Sloan School of Management at MIT. Dr. Zisman serves as a trustee of the University of Pennsylvania and Lehigh University and an overseer of the Penn School of Engineering and Applied Science. He also serves as a director of 4R Systems, Inc., Kamoon Inc. and Net Objects Inc. Age: 53.

The Board of Directors recommends a vote FOR all of the listed nominees.

Incumbent Class I Directors — to Continue in Office for Terms Expiring in 2003

David J. Berkman. Mr. Berkman has served as a director of the Company since January 2001. He is the Managing Partner of Liberty Associated Ventures, LLC, a venture capital firm primarily engaged in the telecommunications, technology, and Internet market segments. Formerly, Mr. Berkman was the Executive

Vice President and a director of the Associated Group, Inc., a publicly traded firm sold to AT&T and Liberty Media Corp. Mr. Berkman serves as a director of Entercom, Inc., the fourth largest US Radio Broadcaster, V-Span, Inc., a video conferencing service provider, Clearwire, Inc. a wireless local telecom service provider and Current Technologies, Inc., a company that develops power line technologies. He also serves on the Board of Trustees of the Philadelphia Regional Performing Arts Center and The Franklin Institute. Age: 40.

Warren V. Musser. Mr. Musser has served as a director of the Company since March 2000. Mr. Musser currently serves as Chairman Emeritus at Safeguard Scientifics, Inc. and previously served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until April 2001. He also serves as a director of CompuCom Systems, Inc. and as a trustee of Brandywine Realty Trust. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as Vice President/ Development, Cradle of Liberty Council Boy Scouts of America, Vice Chairman of The Eastern Technology Council and Chairman of the Pennsylvania Partnership on Economic Education. Age: 75.

Incumbent Class II Directors — to Continue in Office for Terms Expiring in 2004

Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director since December 1998. Dr. Gerrity also served as the Dean of The Wharton School of the University of Pennsylvania from July 1990 to June 1999. He is currently Professor of Management at Wharton. Dr. Gerrity also serves as a director of CVS Corporation, Fannie Mae, Knight-Ridder, Inc., Reliance Group Holdings, Inc., and Sunoco, Inc. and as a trustee of Morgan Stanley Institutional Funds. Age: 60.

Robert E. Keith, Jr. Mr. Keith has served as a director of the Company since its inception in March 1996 and was Chairman of the Board of Directors from inception until December 2001. Mr. Keith is also a Managing Director of Technology Leaders, a $750 million group of venture capital funds focused on technology services, software communications and life sciences. In addition to his venture capital activities, Mr. Keith is Chief Executive Officer of Technology Leaders Management Inc., which is responsible for the operations of the fund. He is also a senior advisor to, and co-founder of, EnerTech Capital Partners, a venture capital fund that targets technology companies that benefit from deregulation of the utility industry. Mr. Keith also serves as a director of Aberdeen Group, Inc., American Education Centers, Inc., Circles Company Associates, Inc., eDirect.com, Inc., and Syncra Systems, Inc., is Chairman of Safeguard Scientifics, Inc., is Vice Chairman and a member of the Board and Executive Committee of Ben Franklin Technology Partners, and is a board member and Chairman of the Investment Committee of TRF Urban Growth Partners L.P. Age: 60.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of KPMG LLP, certified public accountants, as independent auditors to examine the financial statements of the Company for 2002. Ratification requires the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its recommendation.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

AUDIT FEES

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year were $277,000. In addition, aggregate fees billed by KPMG LLP for similar services to four of the Company’s majority-owned subsidiaries for the fiscal year ended December 31, 2001 were $413,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

KPMG LLP provided no financial information systems design and implementation for the fiscal year ended December 31, 2001 to the Company or the Company’s majority-owned subsidiaries.

ALL OTHER FEES

For the fiscal year ended December 31, 2001, KPMG LLP billed $354,000 in aggregate fees for professional services rendered to the Company, other than the audit fees noted above. These fees were generally for services related to tax compliance and tax consulting ($243,000), SEC filing related services and accounting consultations ($86,000) and human resource advisory services ($25,000). In addition, aggregate fees billed by KPMG LLP for professional services rendered to two of the Company’s majority-owned subsidiaries other than the audit fees noted above for the fiscal year ended December 31, 2001 were $164,000. These fees were generally for services related to tax planning and compliance ($89,000), and tax consulting services ($75,000).

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining such firm’s independence.

The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three “independent directors” as that term is defined by applicable Nasdaq rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2001 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent auditors their independence, including the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their 2001 audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held seven meetings during the fiscal year 2001.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management of the Company is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The members of the Audit Committee are not employees of the Company and they are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

AUDIT COMMITTEE
Dr. Thomas P. Gerrity, Chairman
David J. Berkman
Dr. Michael D. Zisman

COMPENSATION COMMITTEE REPORT

Role of Committee

The Compensation Committee establishes, oversees and directs the Company’s executive compensation programs and policies and administers the Company’s Membership Profit Interest Plan and 1999 Equity Compensation Plan. The Compensation Committee seeks to align executive compensation with Company objectives and strategies, business financial performance and enhanced stockholder value. The Compensation Committee consists of two non-employee directors.

The Compensation Committee regularly reviews and approves generally all compensation and fringe benefit strategies of the Company and also reviews and determines the actual compensation of the Company’s executive officers. The Compensation Committee also reviews and makes recommendations to the Board of Directors on the Company’s management structure and organization.

The Compensation Committee’s objectives include (i) attracting and retaining exceptional individuals as executives and key employees and (ii) providing executives and key employees with motivation to perform to the full extent of their abilities, to maximize Company performance and to deliver enhanced value to the Company’s stockholders. Executive compensation consists primarily of an annual salary, annual bonuses linked to the performance of the Company and long-term, equity-based compensation. The Compensation Committee believes it is important to place a high percentage of executive officers’ total compensation at risk, principally in the form of annual bonuses based upon short-term business performance and stock options vesting over time whose value will be directly linked to stockholder value created.

Compensation

Annual cash compensation consists of base salaries and incentive bonuses. Base salaries are established initially on the basis of subjective factors, including experience, individual achievements and the level of responsibility assumed at the Company, as well as compensation practices by competitive peers and other competitors for talent. The Compensation Committee reviews executive officers’ compensation each year to adjust annual compensation based on each executive officer’s past performance, expected future contributions, compensation practices among competitive peers and competitors for talent, and the scope and nature of responsibilities of the executive officer, including changes in such responsibilities.

The Compensation Committee believes that a significant portion of the executive officer’s total compensation, in the form of incentive bonuses, should be tied to the achievement of the Company’s annual goals, individual performance and overall Company success. Such goals relate to achievement of the Company’s strategic milestones, operating financial performance and business results (revenues and EBITDA) of the Company’s partner companies. At the end of each bonus period, the Compensation Committee evaluates how the Company performed against the specific goals established and determines an appropriate bonus achievement level and the amount of funds available for distribution to employees. Each executive officer’s individual bonus is determined by the Compensation Committee and a portion of each executive officer’s bonus is based on subjective criteria particular to each executive officer’s individual performance.

In addition to base salaries and incentive bonuses, the Compensation Committee also grants stock options to executive officers, key employees and other employees of the Company in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value and to retain their services to the Company. Stock options, which have a fixed exercise price and generally vest over a four-year period and have an exercise price equal to the market value of the Common Stock on the date of grant, were granted to executive officers and other employees in 2001.

Recent Developments

During 2001, market turmoil, the difficult business environment in our industry and significant restructurings in the operations of the Company created concerns by the Compensation Committee regarding the retention and motivation of executive officers, key employees and other employees. During 2001, the Company addressed these concerns using a number of methods including: stock option grants (vesting over a four-year period) and restricted stock grants (vesting over a two-year period); retention bonuses and employment agreements for executive officers and key employees; and modification of loan provisions for employees who were granted loans from the Company to exercise stock options and pay taxes associated with the stock option exercises in 1999. These loan modifications were designed to motivate employees to remain with the Company while maintaining the Company’s rights and expectations for repayment of the loans.

To attract, motivate and retain executive officers and key employees and consistent with the total compensation practices of competitive peers, the Company established a limited partnership to hold all interests of partner companies that were acquired by the Company between August 6, 1999 and December 31, 2000. This Long-Term Incentive Plan was designed to be a significant component of executive officer and key employee compensation. Under the Company’s Long-Term Incentive Plan, participants purchased interests in this limited partnership. The Company allocated an approximate 12% interest for purchase by the participants. The Company, through a wholly-owned subsidiary, acted as a general partner of the partnership and retained an approximate 88% interest in the partnership. The partnership was allowed to distribute securities that it held to its partners after certain liquidity events; however, no distribution was ever made.

In 2001, the Compensation Committee determined that the Long-Term Incentive Plan was not an effective form of compensation to align the interests of executive officers and key employees with that of stockholders. Additionally, it was judged that the Long-Term Incentive Plan was not effective in retaining executive officers and key employees and in motivating them to achieve the Company’s strategic objectives. Therefore, on April 22, 2001, the Compensation Committee terminated the Long-Term Incentive Plan. The Compensation Committee adopted a strategy to use stock options as the primary form of long-term compensation for executive officers and key employees.

2001 Chief Executive Officer

The Compensation Committee determined the 2001 annual compensation of Mr. Buckley, Chief Executive Officer, in accordance with the above discussion. The Compensation Committee set Mr. Buckley’s target eligibility under the 2001 incentive bonus plan at 150% of his base salary, with actual awards based primarily upon achievement of specific strategic milestones, corporate liquidity and expense management and business results (revenues and EBITDA) of the Company’s partner companies that are established for each bonus period.

The Compensation Committee in July 2001 evaluated the performance of Mr. Buckley in delivering against the specific quantified business goals established for the first half of 2001. Under Mr. Buckley’s leadership, results met or exceeded all goals except revenues for partner companies. Accordingly, a bonus declaration of 125% was declared for Mr. Buckley and $375,000 was awarded to him.

In February 2002, the Compensation Committee evaluated the performance of Mr. Buckley in delivering against the specific quantified business goals established for the second half of 2001. For this period results against goals other than partner company revenues met expectations. Revenue performance did not meet set expectations. While it was not a quantified business goal for the period, the significant reduction of the Company’s debt on a favorable basis was viewed as a major achievement during the period. The Compensation Committee declared a 58% bonus level for Mr. Buckley and $175,000 was granted to him for performance during the period.

In 2001, the Compensation Committee terminated the Long-Term Incentive Plan. Under the Long Term Incentive Plan, Mr. Buckley was allowed to purchase an interest in a limited partnership which held all interests of partner companies that were acquired by the Company between August 6, 1999 and December 31, 2000. Subject to certain thresholds being met, the limited partners would have received approximately 12% of the equity securities of the partner company that experienced a liquidity event. Mr. Buckley held a 0.85% interest in the limited partnership. While significant stock option and restricted stock awards were granted to other executive officers and key employees in consideration of the termination of the Long-Term Incentive Plan, Mr. Buckley recommended that any stock option and/or restricted stock grant that otherwise would have been granted to him be deferred until 2002 pending a review of Company results and his personal performance. In 2001, Mr. Buckley was not granted compensation in consideration of the cancellation of his interest in the limited partnership.

On April 23, 2001, the Compensation Committee granted to Mr. Buckley an option to purchase 375,000 shares of Common Stock at an exercise price of $2.09 per share, the market price on the day of grant. On July 25, 2001, the Compensation Committee granted to Mr. Buckley an option to purchase 375,000 shares of Common Stock at an exercise price of $1.40 per share, the market price on the day of grant. The purpose of these grants was to incentivize Mr. Buckley to continue to serve the Company and provide strategic leadership.

In November 2000, the Company entered into an agreement with the Trustees of the University of Pennsylvania pursuant to which the Company would provide an initial gift of $1,500,000 for the purpose of supporting faculty research and the development of new educational material focusing on e-business. By letter agreement dated November 10, 2000 between the Company and Mr. Buckley, Mr. Buckley agreed to assume the Company’s obligation to provide the $1,500,000 gift. In 2001, Mr. Buckley paid $962,500 on this obligation. Mr. Buckley was not compensated by the Company for assuming this obligation and making the payment in 2001.

2001 Compensation for Executive Officers

The Compensation Committee determined the 2001 annual compensation of executive officers, other than the Chief Executive Officer, in accordance with the above discussion on annual compensation. The Compensation Committee set the target eligibility under the 2001 incentive bonus plan for other executive officers at 100% of base salary with actual awards based primarily upon achievement of specific strategic milestones, corporate liquidity and expense management and business results (revenues and EBITDA) of the Company’s partner companies, which were established at six-month intervals. Based upon overall achievement of the Company against the quantitative and qualitative goals established, bonuses were declared for other executive officers that were consistent with their performance and Company results and, in the case of one executive officer, in accordance with a previously agreed-upon retention arrangement.

In 2001, the Compensation Committee decided to terminate the Long-Term Incentive Plan that allowed executive officers to purchase interests in a limited partnership that held all interests of partner companies that were acquired by the Company between August 6, 1999 and December 31, 2000. Subject to certain thresholds being met, the limited partners would have received an aggregate of approximately 12% of the equity securities of the partner company that experienced a liquidity event. The termination of their interests in the Long-Term Incentive Plan was a factor in determining stock option and restricted stock grants to executive officers, other than the Chief Executive Officer, in 2001.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct, in any taxable year, compensation paid to any of the individuals named in the Summary Compensation Table in excess of one million dollars that is not “performance-based.” To qualify as “performance-based” compensation, the Compensation Committee’s discretion to grant incentive awards must be strictly limited. Grants of stock options and SARs under the Company’s plans generally will meet the requirements of “performance-based compensation.” Restricted stock grants generally will not qualify as, and performance units may not qualify as, “performance-based compensation.” The Compensation Committee believes that the benefit of retaining the ability to exercise discretion under the Company’s incentive compensation plans outweighs the limited risk of loss of tax deductions under Section 162(m). Therefore, because the 1999 Equity Compensation Plan and the Membership Profit Interest Plan have been approved by the Company’s stockholders, the Compensation Committee does not currently plan to take any action to qualify any of the incentive compensation plans under Section 162(m).

COMPENSATION COMMITTEE
Robert E. Keith, Jr., Chairman
Dr. Thomas P. Gerrity

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ending December 31, 2001, 2000 and 1999, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
						Securities
				Other Annual	Restricted Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options	Compensation(4)

Walter W. Buckley, III	2001	$400,000	$550,000	—	—	750,000	$840
	2000	$352,564	—	—	—	—	$3,867
	1999	$250,000	$187,500	—	—	2,000,000	—

Kenneth A. Fox(5)	2001	$350,000	$350,000	$50,719	$1,308,750	750,000	$672
	2000	$302,404	—	—	—	—	$850
	1999	$225,000	$135,000	—	—	1,800,000	—

Ronald W. Hovsepian(6)	2001	$350,000	$350,000	$150,000	$2,617,500	1,500,000	$672
	2000	$235,769	$230,000	—	—	1,600,000	—
	1999	—	—	—	—	40,000	—

Henry N. Nassau	2001	$350,000	$368,750	—	$2,006,750	1,150,000	$1,260
	2000	$318,750	$129,000	—	—	250,000	$3,886
	1999	$171,924	$200,000	—	—	1,500,000	—

Edward H. West(7)	2001	$400,000	$410,000	$445,936	$2,617,500	1,500,000	$756
	2000	$154,276	$120,000	—	—	1,700,000	$284
	1999	—	—	—	—	—	—

(1)	2001 bonus amounts include the following amounts paid in March, 2002 in respect of individual and Company performance during 2001: Mr. Buckley, $175,000; Mr. Fox, $131,250; Mr. Hovsepian; $131,250; Mr. Nassau, $150,000; and Mr. West, $160,000.

(2)	The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of $50,000 and 10% of the total annual salary and bonus reported for such officer.

(3)	Shares of restricted stock granted to Mr. Fox, Mr. Hovsepian, Mr. Nassau and Mr. West vest in two equal installments on May 13, 2002 and August 13, 2003. Any dividends declared by the Company will be paid on the restricted stock. The number and value of the aggregate restricted stock holdings at the end of 2001 was as follows: Mr. Fox, 750,000 shares, $907,500 value; Mr. Hovsepian, 1,500,000 shares, $1,815,000 value; Mr. Nassau, 1,150,000 shares, $1,391,500 value; and Mr. West, 1,500,000 shares, $1,815,000 value.

(4)	Reflects term life insurance premiums paid by the Company.

(5)	The $50,719 reported as “Other Annual Compensation” for 2001 was for expenses related to Mr. Fox’s relocation to the Company’s headquarters in Wayne, PA.

(6)	Mr. Hovsepian was named an executive officer of the Company in January, 2001 and served in that role until December 6, 2001. The $150,000 reported as “Other Annual Compensation” for 2001 was paid pursuant to an agreement with Mr. Hovsepian based upon continued service to the Company through December, 31, 2001. Mr. Hovsepian’s employment with the Company terminated in April, 2002.

(7)	Mr. West joined the Company as Chief Financial Officer in August, 2000 and was promoted to President and Chief Operating Officer in December, 2001. The $445,936 reported as “Other Annual

Compensation” for 2001 was for expenses related to Mr. West’s relocation to the Company’s headquarters in Wayne, PA.

Stock Options

The following table sets forth information regarding stock options granted under the 1999 Equity Compensation Plan during the fiscal year 2001 to the executive officers of the Company named in the Summary Compensation Table:

Option Grants During the Year Ended December 31, 2001

					Potential Realizable
		Percentage			Value at Assumed Annual
	Number of	of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees	Price per	Expiration
Name	Granted(1)	in 2000	Share(2)	Date	5%	10%

Walter W. Buckley, III	375,000	2.9%	$2.09	April 23, 2011	$493,238	$1,250,158
	375,000	2.9%	$1.40	July 25, 2011	$332,758	$843,408

Kenneth A. Fox	375,000	2.9%	$2.09	April 23, 2011	$493,238	$1,250,158
	375,000	2.9%	$1.40	July 25, 2011	$332,758	$843,408

Ronald W. Hovsepian	750,000	5.8%	$2.09	April 23, 2011	$986,475	$2,500,315
	750,000	5.8%	$1.40	July 25, 2011	$665,517	$1,686,815

Henry N. Nassau	575,000	4.4%	$2.09	April 23, 2011	$756,298	$1,916,908
	575,000	4.4%	$1.40	July 25, 2011	$510,229	$1,293,225

Edward H. West	750,000	5.8%	$2.09	April 23, 2011	$986,475	$2,500,315
	750,000	5.8%	$1.40	July 25, 2011	$665,517	$1,686,815

(1)	Options granted in 2001 vest over four years with 25% of the shares vesting at the end of the first year and the remainder of the shares vesting monthly thereafter. Options expire ten years from the date of grant.

(2)	The Company granted options at an exercise price equal to the fair market value of its Common Stock on the date of grant, as determined by the most recent closing share price of the Company’s Common Stock prior to the Compensation Committee or Board of Directors meeting at which the grant was made, as reported on the Nasdaq Stock Market.

(3)	These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon the per-share market price on the date of the grant. These assumptions are not intended to forecast future appreciation of the Company’s stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

The following table sets forth information regarding 2001 fiscal year-end option values for each of the executive officers named below:

Year-End December 31, 2001 Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Share		Options at Fiscal Year-End		Fiscal Year-End(1)($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Walter W. Buckley, III	—	—	—	750,000	—	—

Kenneth A. Fox	—	—	—	750,000	—	—

Ronald W. Hovsepian	—	—	485,750	2,654,250	$3,920	$4,480

Henry N. Nassau	—	—	65,625	1,334,375	—	—

Edward H. West	—	—	495,833	2,704,167	—	—

(1)	These year-end values represent the difference between the fair market value of the Common Stock subject to options (based on the stock’s closing price on the Nasdaq Stock Market on December 31, 2001) and the exercise price of the options.

STOCK PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE AUGUST 5, 1999

AMONG INTERNET CAPITAL GROUP, INC.,
THE NASDAQ COMPOSITE INDEX AND
THE GSTI INTERNET INDEX

The following graph presents a comparison of the Company’s stock performance with that of the Nasdaq Composite Index and the Goldman Sachs Technology Internet Index from the date of the Company’s initial public offering, August 5, 1999, through March 28, 2002.

[STOCK PERFORMANCE LINE GRAPH]

	ICGE	Nasdaq Composite	GSTI Internet Index

8/5/99	100.000	100.000	100.000
9/30/99	359.591	107.028	119.124
12/31/99	1391.300	158.596	185.988
3/31/00	739.130	178.220	169.626
6/30/00	302.941	154.574	115.158
9/29/00	142.711	143.144	110.028
12/29/00	26.854	96.285	47.422
3/30/01	17.903	71.722	28.969
6/29/01	16.368	84.232	35.968
9/28/01	3.274	58.414	19.649
12/31/01	9.903	76.014	27.397
3/28/02	5.238	71.920	25.225

*	$100 invested at closing prices on 8/5/99 in ICGE shares or in a stock index - including reinvestment of dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 1, 2002, with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held.

		Number of Shares
	Options and	Beneficially Owned
	Warrants	Including Options and
	Exercisable Within	Warrants Exercisable	Percent of Shares
5% Beneficial Owners, Directors, Named Officers	60 Days	Within 60 Days	Outstanding

Safeguard Scientifics, Inc.(1)	—	37,050,953	13.0%
435 Devon Park Drive
Wayne, PA 19087

David J. Berkman	59,375	59,375	*

Walter W. Buckley, III (2)	21,833	10,109,159	3.5%

Kenneth A. Fox	130,896	12,692,724	4.5%

Dr. Thomas P. Gerrity (3)	20,000	905,945	*

Ronald W. Hovsepian (4)	403,500	1,153,500	*

Robert E. Keith, Jr. (5)	23,500	619,913	*

Warren V. Musser (6)	—	374,514	*

Henry N. Nassau (7)	87,658	2,661,708	*

Edward H. West	825,000	2,325,000	*

Dr. Michael D. Zisman	—	—	—

All directors and executive officers as a group (9 persons)(8)	1,168,262	29,748,338	10.4%

*	Represents less than 1%

(1)	Includes 14,868,130 shares held by Safeguard Delaware, Inc., 21,678,003 shares held by Safeguard Scientifics (Delaware), Inc. and 289,109 shares held by Technology Leaders Management, Inc. Also includes a total of 215,711 shares held by TL Ventures IV, L.P. and TL Ventures IV Interfund, L.P., which are private equity funds affiliated with Safeguard Scientifics, Inc., as to which Safeguard Scientifics, Inc. disclaims beneficial ownership except to the extent of its pecuniary interest.

(2)	Includes 850,000 shares of Common Stock and warrants to purchase 1,833 shares of Common Stock held by Susan R. Buckley, wife of Walter W. Buckley, III, and 500,000 shares of Common Stock held by two trusts for the benefit of certain of Mr. Buckley’s relatives, each trust holding 250,000 shares of Common Stock, as to which Mr. Buckley disclaims beneficial ownership.

(3)	Includes 36,054 shares of Common Stock held by Technology Leaders Advisers IV, Inc., for which Dr. Gerrity has sole voting and investment power. Additionally, includes 78,000 shares of Common Stock held by the Thomas P. Gerrity Generation Skipping Trust U/ A 3/17/92 for the benefit of certain of Dr. Gerrity’s relatives, as to which Dr. Gerrity disclaims beneficial ownership.

(4)	Reflects ownership immediately after the effective date of the Separation Agreement between the Company and Mr. Hovsepian.

(5)	Includes 202 shares held by Margot Keith, wife of Robert E. Keith, Jr., as to which Mr. Keith disclaims beneficial ownership, and 8,500 shares held by the Keith 1999 Irrevocable Trust.

(6)	Includes 1,800 shares of Common Stock held by the C.V. Sams Trust, of which Mr. Musser is a co-trustee with shared voting and investment powers. Also includes 10,000 shares of Common Stock held by Hilary Musser, wife of Warren V. Musser, as to which Mr. Musser disclaims beneficial ownership.

(7)	Includes warrants to purchase 1,200 shares of Common Stock. Also includes 300,000 shares of Common Stock held by a trust for the benefit of certain of Mr. Nassau’s relatives. Mr. Nassau disclaims beneficial ownership of the shares held by the trust. Also includes 20,000 shares of Common Stock held by Catharine Nassau, wife of Henry N. Nassau, as to which Mr. Nassau disclaims beneficial ownership.

(8)	Totals for “All directors and executive officers as a group” exclude holdings of Mr. Hovsepian, who was not an executive officer at March 1, 2002 and Anthony P. Dolanski, the Company’s Chief Financial Officer, who was not an employee at March 1, 2002.

Shares of Subsidiary Corporations Owned by Directors and Executive Officers of the Company

ICG Commerce Holdings, Inc. (“ICG Commerce”) is a majority-owned subsidiary of the Company. As of March 31, 2002, executive officers and directors of the Company beneficially own the following interests in ICG Commerce:

Dr. Thomas P. Gerrity, a former director of ICG Commerce, directly owns 333,334 common shares, or less than 1% of the shares outstanding.

EnerTech Capital Partners II (“EnerTech”) is a private equity fund of which Robert E. Keith, Jr., a member of the Company’s Board of Directors, is a general partner. Because he is a general partner of EnerTech, Mr. Keith may be deemed to beneficially own all of EnerTech’s interest in ICG Commerce. EnerTech owns 2,666,666 shares of Series A Preferred Stock and 577,156 shares of Series B Preferred Stock of ICG Commerce, or approximately 5.8% of the shares outstanding.

All other executive officers and directors of the Company as a group indirectly owned less than 1% of the shares outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since 1999, the Company has leased its corporate offices in Wayne, Pennsylvania from Safeguard Scientifics, Inc. (“Safeguard”). In addition, the Company paid Safeguard for telephone services, health and general insurance coverage, and other services incurred prior to 2001. From January 1, 2001 to December 31, 2001, the Company’s payments to Safeguard under the lease and for these services totaled about $558,225. As of December 31, 2001, Safeguard beneficially owned about 13% of the Company’s Common Stock. The Company believes that its lease in Wayne with Safeguard and the services provided to it are on terms no less favorable to the Company than those that would be available to it in an arm’s-length transaction with a third party.

In November 2000, the Company entered into an agreement with the Trustees of the University of Pennsylvania pursuant to which the Company would provide an initial gift of $1,500,000 for the purpose of supporting faculty research and the development of new educational material focusing on e-business and could elect to commit additional funding in support of an e-business initiative. By letter agreement dated November 10, 2000 between the Company and Mr. Buckley, Mr. Buckley agreed to assume the Company’s obligation to provide the initial $1,500,000 gift. To date, Mr. Buckley has paid $962,500 on this obligation. The remaining $537,500, which was due on December 31, 2000, has not yet been paid. Mr. Buckley has restructured the payment of this obligation. The Company did not elect to commit additional funding beyond the initial gift.

EnerTech is a private equity fund of which Safeguard is a general partner. Robert E. Keith, Jr., a member of the Company’s Board of Directors, is the Chairman of the Board of Directors of Safeguard and the Chairman of EnerTech’s management company. Mr. Keith is also a general partner of EnerTech and participates in the profits of this fund. In 2000, the Company committed to invest a total of $10,000,000 for an approximate 4% ownership interest in EnerTech, of which $1,500,000 was contributed in 2000 and $1,500,000 was contributed in 2001. In connection with such investment, the Company paid $42,164 in interest to EnerTech in 2000, which interest payment covered the period of time from EnerTech’s initial closing in 1999 to the Company’s investment in 2000. As an investor, the Company pays EnerTech annual management fees of about 2% of its commitment. Walter W. Buckley, III, the Company’s Chairman and

Chief Executive Officer, and Henry N. Nassau, the Company’s General Counsel and Secretary, are limited partners of EnerTech. Each owns less than a 1% ownership stake in EnerTech.

In June 2000, the Company purchased from EnerTech 2,666,667 shares of the Series A Preferred Stock of ICG Commerce for $14,000,000. The Company received a $735,055 distribution from EnerTech as its portion of such proceeds. The purchase agreement provides for an additional, contingent payment of as much as $70,000,000 from the Company to EnerTech in the event that the future valuation of ICG Commerce exceeds specified thresholds. In the event that any such contingent payment is made, the Company would be entitled to a portion of such payment as a result of its interest in EnerTech.

In accordance with the 1999 Equity Compensation Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants regarding the use of confidential information and non-competition, in May and July 1999 the Company loaned some employees, including executive officers, who had been awarded non-qualified stock options under the 1999 Equity Compensation Plan amounts necessary to pay the exercise price of their outstanding options and in June 1999 and April 2000 loaned some employees, including executive officers, monies to pay taxes that these employees owed upon the exercise of such options. The loans were full recourse, bore interest at the then-current Applicable Federal Rate (5.22% to 6.71%) and had five-year terms. Each eligible employee pledged the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay that percentage of the original balance of the loan which is equal to the percentage determined by dividing the number of shares sold by the number of shares acquired pursuant to the exercise of the applicable option. If the Company determines that an eligible employee breaches any of the terms of the restrictive covenants, such eligible employee must immediately repay any outstanding loan balance to the Company.

In 2001, the Company agreed to modify certain terms and conditions of the loans for eligible employees. The loan recourse was modified to 25% of the original exercise loan principal. The interest rate associated with exercise loan principal and interest on vested shares and principal and interest on tax loans was modified to the Applicable Federal Rate current as of the date of modification (3.97%). The term of the loan was extended to seven years. If the eligible employee’s employment by the Company is involuntarily terminated without cause, the Company may forgive up to 100% of the loan balance based upon a combination of factors, including the loan balance, the current market price of the Company’s stock, the number of underlying shares vested, and the number of shares held as collateral for the loan. If the eligible employee’s employment by the Company is terminated for any reason other than involuntarily without cause, such eligible employee must repay the full outstanding loan balance to the Company within three years of such termination or on the maturity date, if earlier. The Company also offered eligible employees the opportunity to receive accelerated vesting of restricted stock underlying the loans in exchange for extended vesting of stock options and/or restricted stock previously granted in 2001. Below is a list of executive officers who elected to participate in this offer:

	Restricted Shares	Stock Options/Restricted
	Receiving Accelerated	Stock Receiving Deferred
Executive	Vesting On December 1, 2001	Vesting Until May 4, 2004

Walter W. Buckley, III	1,083,333 Shares Acquired at $1.00 1,000,000 Shares Acquired at $3.395	375,000 Stock Options Granted 4/23/01, priced at $2.09 375,000 Stock Options Granted 7/25/01, priced at $1.40
Kenneth A. Fox	1,041,667 Shares Acquired at $1.00 900,000 Shares Acquired at $3.395	375,000 Restricted Shares Granted 4/23/01 375,000 Restricted Shares Granted 7/25/01
Henry N. Nassau	750,000 Shares Acquired at $2.44	300,000 Stock Options Granted 4/23/2001, priced at $2.09

The following table sets forth information for the fiscal year ending December 31, 2001, as well as outstanding balances at March 31, 2002, relating to indebtedness to the Company by the executive officer and director makers of promissory notes to the Company:

		Largest
		amount	Total amount
Name of Maker;		outstanding	outstanding on
Relationship to Company	Description of Indebtedness; Key Terms	during 2001(1)	3/31/02(1)

Walter W. Buckley, III	To fund 5/99 option exercise; 3.97% interest; due 5/06	$2,963,246	$2,992,156
(director and executive officer)	To fund 7/99 option exercise; 3.97% interest; due 7/06	$7,771,271	$7,847,089
	To fund payment of tax liabilities; 3.97%; due 6/06	$1,436,594	$1,450,610
	Aggregate amount at March 31, 2002:		$12,289,855
Kenneth A. Fox	To fund 5/99 option exercise; 3.97% interest; due 5/06	$2,849,275	$2,877,073
(director and employee)	To fund 7/99 option exercise; 3.97% interest; due 7/06	$6,994,144	$7,062,380
	To fund payment of tax liabilities; 3.97%; due 6/06	$1,727,018	$1,743,867
	Aggregate amount at March 31, 2002:		$11,683,320
Dr. Thomas P. Gerrity	To fund 5/99 option exercise; 5.22% interest; due 5/04	$246,274	$163,043
(director)
Henry N. Nassau	To fund 5/99 option exercise; 3.97% interest; due 6/06	$3,698,721	$3,734,806
(executive officer)

(1)	Includes all amounts owed as principal and capitalized or accrued interest.

As of March 31, 2002, aggregate outstanding obligations of the Company’s executive officers and directors listed in the foregoing table totaled $27,656,957 and are secured by 10,394,000 shares of the Company’s Common Stock.

EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a nominee for Class III director.

Anthony P. Dolanski. Mr. Dolanski joined the Company as Chief Financial Officer in April 2002. Prior to joining the Company, Mr. Dolanski was a co-founder of Brience, Inc., a wireless software company. From March 2000 to June 2001 he served as the Chief Financial Officer of Brience, directing its finance, legal and other administrative functions. From August 2001 to March 2002 he also provided consulting services to Powerweb Technologies, Inc. From 1998 to 2000 he was the Executive Vice President — Finance and Systems for SLM Holding Company, a leading provider of student loans. From 1968 to 1998 he was with KPMG Peat Marwick, where he was a senior partner and a member of the firm’s board of directors. Mr. Dolanski serves as a director of eCredit.com, Inc. and as a member of the Advisory Board of the Penn State Accounting Department. Age: 56.

Henry N. Nassau. Mr. Nassau has served as one of the Company’s Managing Directors and as the Company’s General Counsel and Secretary since May 1999. Mr. Nassau was a partner in the law firm of Dechert from September 1987 to May 1999 and was Chair of the Business Department from January 1998 to May 1999. At Dechert, Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions. Mr. Nassau serves as a director of Delphion, Inc., ICG Commerce Holdings, Inc. and Logistics.com, Inc. Age: 47.

Edward H. West. Mr. West joined the Company as Chief Financial Officer in August 2000 and served in this capacity until April 2002. Mr. West has served as President and Chief Operating Officer of the Company since December 2001. Formerly, Mr. West was Executive Vice President and Chief Financial Officer of Delta Air Lines, where he sponsored the company’s e-commerce strategy. As Chief Financial Officer at Delta, Mr. West was a member of Delta Air Lines’ Executive Council and had broad responsibility for all corporate and operational financial functions, including accounting, treasury, capital markets, investor relations, procurement, financial planning and analysis and benefit trust management. He served as Chairman of the Board of Delta Technology, the airline’s technology subsidiary. Mr. West serves as a director of ICG Commerce Holdings, Inc., Logistics.com, Inc., Mobility Technologies, Inc., OneCoast Network Holdings, Inc. and Universal Access Global Holdings, Inc. Age: 35.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of the Company’s common stock. Based solely on a review of reports filed by the Company on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met during fiscal year 2001 except that Mr. Buckley filed a Form 4 with respect to April 2001 in August 2001 and an amended Form 5 with respect to November 2001 in April 2002, Dr. Gerrity filed a Form 4 with respect to January 2001 in March 2001, Mr. Musser filed a Form 5 with respect to December 2000 and January 2001 in April 2002 and Safeguard Scientifics, Inc. filed a Form 5 with respect to July 2000 in April 2002.

EMPLOYMENT, SEPARATION AND CHANGE IN CONTROL AGREEMENTS

To retain their services, ensure their focus on the long-term success of the Company, and maintain a competitive total compensation package, in 2001, the Company entered into employment agreements with certain executives, including Mr. Buckley, Mr. Fox, Mr. Hovsepian and Mr. Nassau. The agreements provide certain benefits should their employment be terminated without cause prior to December 31, 2005. The termination benefits to be provided under the agreements, should any of these executives be terminated without cause, include: (i) payment at the time of termination of one and one-half times their annual base salary plus target bonus; (ii) credit for an additional 12 months service for vesting of stock options and restricted stock granted under the Company’s stock option plans with the exercise period of vested stock options extended to 24 months after termination of employment; (iii) continuation of medical and dental insurance for 18 months after termination of employment; and (iv) executive outplacement services. The agreements further provide that, in the event of a termination by the Company without cause, those executives who have borrowed money from the Company in connection with the exercise of options may have all or a portion of the balance of such loans forgiven and may receive accelerated vesting of certain securities. Additionally, under the agreements, in the event of an involuntary termination upon a change in control of the Company, the executives would receive 100% acceleration of all stock options and restricted stock granted to the executive with vested stock options exercisable for the remaining term of the option. The agreements also include certain releases and non-compete covenants from the executives, as well as other terms and conditions that are beneficial to the Company. In 2002, Mr. Hovsepian’s employment terminated; however, such termination did not trigger any of the termination benefits described above.

To retain his services, ensure his focus on the long-term success of the Company, and maintain his competitive total compensation package, in 2001, the Company entered into an employment agreement with Mr. West. The agreement contains certain terms and conditions regarding Mr. West’s employment with the Company, including the provision of certain benefits should his employment be terminated by the Company without cause or should he resign for good reason prior to December 31, 2005. The termination benefits to be provided under the agreement should Mr. West be terminated without cause or should he resign for good reason include: (i) payment at the time of termination of one and one-half times his annual base salary plus target bonus; (ii) credit for an additional 12 months service for vesting of stock options and restricted stock granted under the Company’s stock option plans with the exercise period of vested stock options extended to 24 months after termination of employment; (iii) continuation of medical and dental insurance for 18 months after termination of employment; and (iv) waiver of any relocation benefits which otherwise would be due the Company. Additionally, if Mr. West is terminated upon a change in control without cause, Mr. West resigns for good reason, or Mr. West voluntary terminates his employment during the seventh month after the occurrence of a change in control, Mr. West would receive (i) payment at the time of termination of two times his annual base salary plus target bonus;

(ii) immediate vesting of all stock options and restricted stock granted under the Company’s stock option plans with vested stock options exercisable for the remaining term of the option; (iii) continuation of medical and dental insurance for 24 months after termination of employment; (iv) waiver of any relocation benefits that otherwise would be due the Company; and (v) payment by the Company of any excise tax imposed upon him if his payments upon a change in control are deemed “excess parachute” payments. The agreement also includes certain releases and non-compete covenants from Mr. West, as well as other terms and conditions that are beneficial to the Company.

Effective April 15, 2002, the Company and Ronald W. Hovsepian entered into a Separation of Employment Agreement and General Release (the “Separation Agreement”) in connection with Mr. Hovsepian’s separation from employment with the Company. Terms of the Separation Agreement include (i) allowing Mr. Hovsepian to retain 750,000 shares of restricted stock and 382,292 stock options with exercise prices between $1.40 and $3.0312 that are exercisable for 36 months after termination of employment and (ii) engaging Mr. Hovsepian as a consultant for five months after termination of employment with total payments of $135,000. The Separation Agreement also includes certain releases and non-compete covenants from Mr. Hovsepian, as well as other terms and conditions that are beneficial to the Company. In addition to the options retained by Mr. Hovsepian pursuant to the Separation Agreement, he also retains 40,000 options granted to him in 1999 in connection with advisory services that he provided to the Company.

LITIGATION

In May and June 2001, certain of the Company’s present directors, along with the Company, certain of its former directors and certain of its present and former officers and underwriters, were named as defendants in nine class action complaints filed in the United States District Court for the Southern District of New York. The plaintiffs and the alleged classes they seek to represent include present and former stockholders of the Company. The complaints generally allege violations of Sections 11 and 12 of the Securities Act of 1933 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934, based on, among other things, the dissemination of statements allegedly containing material misstatements and/or omissions concerning the commissions received by the underwriters of the initial public offering and follow-on public offering of the Company as well as failure to disclose the existence of purported agreements by the underwriters with some of the purchasers in these offerings to buy additional shares of the Company’s stock subsequently in the open market at pre-determined prices above the initial offering prices. The plaintiffs seek for themselves and the alleged class members an award of damages and litigation costs and expenses. The claims in these cases have been consolidated for pre-trial purposes (together with other issuers and underwriters) before one judge in the Southern District of New York federal court. In April 2002, a consolidated, amended complaint was filed against these defendants which generally alleges the same violations and also refers to alleged misstatements or omissions that relate to the recommendations regarding the Company’s shares by analysts employed by the underwriters. There have been no other material developments in these cases to date.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Compensation Committee makes all compensation decisions related to executive officers. Messrs. Gerrity and Keith serve as the members of the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of the Company. Mr. Buckley, the Company’s Chairman and Chief Executive Officer, currently serves on the Compensation Committee of Safeguard. Safeguard’s Chairman, Mr. Keith, is a member of the Company’s Board of Directors, as is Mr. Musser, who is also a Safeguard director. Mr. Buckley also serves on the Compensation Committee of ICG Commerce. Dr. Gerrity is a member of the Company’s Board of Directors and a former director of ICG Commerce.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors

/s/ Henry N. Nassau

Henry N. Nassau

Secretary

April 29, 2002

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please mark your votes as indicated in this example

ITEM 1. ELECTION OF DIRECTORS

FOR all nominees listed to the right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the right		Nominees:	(1) Walter W. Buckley, III, (2) Kenneth A. Fox (3) Dr. Michael D. Zisman

To withhold authority to vote for one or more nominee(s), write that name(s) of the nominee(s) below.

ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS
	FOR	AGAINST		ABSTAIN

ITEM 3. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

Dated	, 2002

Signature(s)

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET
HTTP://WWW.EPROXY.COM/ICGE

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

TELEPHONE
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.
INTERNET CAPITAL GROUP, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 25, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of INTERNET CAPITAL GROUP, INC., a Delaware corporation, does hereby constitute and appoint Henry N. Nassau and Edward H. West, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Internet Capital Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Desmond Great Valley, One Liberty Boulevard, Malvern, Pennsylvania 19355, on June 25, 2002 at 10:00 a.m., and at any and all adjournments and postponements thereof, as follows:

         THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

FOLD AND DETACH HERE